UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2011

Graymark Healthcare, Inc.
 (Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 601-5300

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 4, 2011, Graymark Healthcare, Inc. (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the bid price of the Company’s common stock (the “Common Stock”) had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2). This notification has no effect on the listing of the Common Stock at this time.

NASDAQ stated in its letter that in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until August 3, 2011, to regain compliance with the minimum bid price requirement. The NASDAQ letter also states that if, at any time before August 3, 2011, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the minimum bid price requirement.

If the Company does not regain compliance with the minimum bid price requirement by August 3, 2011, the NASDAQ staff will provide the Company with written notification that the Common Stock will be delisted from the NASDAQ Capital Market. At that time, the Company may appeal the delisting determination to a NASDAQ Listings Qualifications Panel pursuant to applicable NASDAQ rules if the Common Stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. In such event, the NASDAQ Marketplace Rules provide that the Company will be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market.

If the Company decides to implement a reverse stock split, the split must be complete no later than ten business days prior to August 3, 2011 in order to regain compliance. On February 1, 2011, the Company received shareholder approval for an amendment to its certificate of incorporation in order to effect a reverse stock split in one of 5 ratios, namely 1 for 2, 3, 4, 5 or 6. See Item 5.07 below.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On February 1, 2011, shareholders consisting of our directors, executive officers and certain of our greater than 5% shareholders, owning approximately 53.8% of the issued and outstanding common stock of Graymark Healthcare, Inc., executed and delivered to the Company, a written consent approving approved an amendment to the Company’s existing certificate of incorporation (the “Amendment”) to effect a reverse stock split in one of five ratios, namely 1 for 2, 3, 4, 5 or 6. The exact ratio of the reverse stock split will need to be finally determined by subsequent resolution of the Board of the Company. On February 1, 2011, the Company filed a preliminary Information Statement on Schedule 14C relating to this written consent of shareholders.

The Company believes that effecting a reverse stock split in connection with the consummation of a capital raise will be the most effective time to effect the reverse stock split. The Company is not required to effect a reverse stock split in connection with a capital raise or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	GRAYMARK HEALHCARE, INC.

Date: February 7, 2011	By:	/S/ Stanton Nelson

Stanton Nelson
Chief Executive Officer